FIFTH STREET

DEFERRED BONUS AND RETENTION PLAN

(as Amended and Restated December 2013)

PURPOSE

This Deferred Bonus and Retention Plan (this "Plan") is intended to provide an incentive to Eligible Employees (as defined below) of Fifth Street Capital LLC; Fifth Street Management LLC; FSC, Inc., Fifth Street Capital West, Inc., FSC CT, Inc., FSC Midwest, Inc., and FS Transportation LLC (collectively and together with any other affiliate of any of the foregoing entities that is designated in the future as a participating employer for purposes of this Plan, the "Company") to achieve superior performance and remain in the employ of the Company.

Any given plan year begins January 1 and ends December 31.

ELIGIBILITY

Any full-time employee of the Company may be eligible to participate in this Plan (each an "Eligible Employee"). Full-time employment for purposes of this Plan is at least 30 hours per week on average.

BONUS DETERMINATION

The Chief Executive Officer (the “CEO”) of FSC, Inc. shall have the sole and absolute authority (i) to select those Eligible Employees who will participate in this Plan for any given plan year (each such identified and approved Eligible Employee being a “Participant”) and (ii) to approve the amount of any such bonus hereunder. Each Participant shall receive a written notice signed by an authorized officer of the Company that states that he or she is a Participant in the Plan and the amount of such bonus. Any determination by the CEO under this Plan shall be final and binding on the Eligible Employees and the Participants.

AWARD PAYMENT

Each bonus awarded hereunder commencing in December 2011 and thereafter shall be subject to deferral based on a graduated system and shall be payable in the following increments, subject to the terms of the Plan:

The first $25,000 of a bonus shall not be subject to deferral and shall be paid in full to the Participant no later than December 31 of the year in which the bonus is awarded to the Participant (the “Award Year”).

If a bonus is greater than $25,000, that portion of the bonus in excess of $25,000 and up to $100,000 shall be payable as follows:

80% of such bonus shall be paid to the Participant no later than December 31 of the Award Year (the “Initial Payment”). The remaining 20% of such bonus shall be paid in equal installments, each year for the following three (3) years (each such payment being a “Deferred Bonus Payment”).

If a bonus is greater than $100,000, the portion of the bonus in excess of $100,000 shall be payable as follows:

67% of such bonus shall be paid to the Participant no later than December 31 of the Award Year (and shall also be referred to herein as the “Initial Payment”). The remaining 33% of such bonus shall be paid in equal installments, each year for the following three (3) years (each such payment also being referred to herein as a “Deferred Bonus Payment”).

Notwithstanding the foregoing, the Company reserves the right to award a bonus that is subject to payment on a different schedule than described above, which schedule will be set forth in a Participant’s written notice if applicable.

Deferred Bonus Payments are only paid so long as the Participant remains in the employ of the Company on the applicable payment date of the Deferred Bonus Payment, except as set forth in the Termination of Employment Section below. Each Deferred Bonus Payment shall be payable no later than December 31 of the applicable year.

Notwithstanding the foregoing, the Deferred Bonus Payments may, in the discretion of the CEO, be paid to the Participants upon an event that constitutes a change in control event for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), provided that such discretion will not be exercisable to the extent that such exercise will contravene Section 409A of the Code or an otherwise applicable exception thereto.

All bonuses awarded under this Plan prior to December 2011 shall remain subject to the original terms of such award.

TERMINATION OF EMPLOYMENT

In the event that a Participant resigns from the Company or the Company terminates a Participant’s employment with Cause (as defined below), such Participant shall forfeit his or her rights to receive any unpaid Deferred Bonus Payments.

In the event that the Company terminates a Participant’s employment without Cause or as a result of his or her death or Disability (as defined below), subject to the Participant’s (or his or her estate’s) execution of a release in a form satisfactory to the Company (which shall be delivered to the Participant on or about the termination date) within the time specified therein (but in no event later than 60 days from the date of termination) and such release not being revoked during any applicable revocation period (collectively the “Consideration Period”), the Participant shall receive any remaining unpaid Deferred Bonus Payments no later than 30 days after the effectiveness of the release; provided, however, that, if the Consideration Period begins in one taxable year and ends in a subsequent taxable year, any payment shall be made in the second taxable year.

For purposes herein, the following terms have the meanings specified:

“Cause” shall mean (i) a Participant’s failure to substantially perform his or her duties (other than any such failure caused by Participant’s Disability), including, without limitation, a material reduction in working hours or work product, or the Participant’s bad faith in the performance of his or her duties, following written notice from the Company detailing the specific acts or omissions and a thirty (30) day period of time to remedy such failure (if such failure is susceptible to cure); (ii) any misconduct in the course of the Participant’s performance of his or her duties or any other misconduct which will reflect negatively upon the Company or otherwise impair or impede its operations or reputation in any material respect; (iii) a Participant’s breach of a material Company policy or any agreement with the Company to which the Participant is bound (including, without limitation, any confidentiality or other restrictive covenant obligations), which breach is not remedied (if susceptible to remedy) following written notice by the Company detailing the specific breach and a thirty (30) day period of time to remedy such breach; (iv) the Participant’s violation of any law applicable to the business of the Company, including, without limitation, any securities law violation; (v) a Participant’s failure to follow any lawful instructions from the Company; and (vi) a Participant’s conviction of a felony or other crime of moral turpitude.

“Disability” shall mean any illness or other physical or mental condition of a Participant that renders the Participant incapable of performing his or her customary and usual duties for the Company, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which, in either case, has lasted or can reasonably be expected to last for at least 180 days out of a period 365 consecutive days. The Company may require such medical or other evidence as it deems necessary to judge the nature and permanency or the Participant’s condition.

MISCELLANEOUS

No award under this Plan shall be included in the earnings of any Participant for the purposes of determining benefits under any other compensation or benefits program of the Company or any of its affiliates or subsidiaries other than as provided in the Company’s 401(k) Plan.

No employee of the Company has any right to participate in this Plan unless such employee has been designated as a Participant in accordance with this Plan. Neither the establishment of this Plan nor participation therein shall in any way, now, or hereafter, affect the at-will nature of the employment relationship between the Company and a Participant. Nothing contained in this Plan or other payment of any award hereunder shall be construed as conferring upon an Eligible Employee any right to continue in the employ of the Company or to participate in this Plan during subsequent years.

Payments hereunder are subject to any and all applicable tax withholding obligations.

It is intended that any amounts payable under this Plan shall either be exempt from Section 409A of the Code or shall comply with Section 409A (including Treasury regulations and other published guidance related thereto) so as not to subject any Participant to payment of any additional tax, penalty or interest imposed under Section 409A of the Code. Notwithstanding anything to the contrary contained in this Plan, any payment under this Plan that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code shall not be paid until the later of (i) six months after the date of the Participant’s termination of employment or the Participant’s death and (ii) the payment date specified in this Plan for such payment. The provisions of this Plan shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Participant. Moreover, any discretionary authority that the Company or the CEO may have pursuant to this Plan shall not be applicable to a bonus that is subject to Section 409A of the Code to the extent such discretionary authority will contravene Section 409A of the Code or the guidance promulgated thereunder. The Company makes no representation or warranty and shall have no liability to any Participant or to any other person if any of the provisions of the Plan are determined to constitute deferred compensation subject to Section 409(A), but that do not satisfy an exemption from, or the conditions of, that section.

This Plan and any provision under this Plan shall be construed, administered and enforced according to the laws of Connecticut.